UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RMR Hospitality and Real Estate Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RMR HOSPITALITY AND REAL ESTATE FUND
400 Centre Street
Newton, MA   02458

FOR IMMEDIATE RELEASE

For more information
Contact: Tim Bonang,
Investor Relations
617-796-8149

RHR SENDS PROXY SOLICITATION TO SHAREHOLDERS

Newton, MA (February 27, 2007).  Tom O’Brien, President of RMR Hospitality and Real Estate Fund (AMEX: RHR), acting on behalf of RHR and its unanimous Board of Trustees, today sent the following letter to RHR shareholders:

Dear Shareholders:

Your vote at the March 8, 2007 Annual Meeting is important.  Whether or not you have previously done so, please vote by following the instructions on the enclosed BLUE proxy card; only the most recent dated proxy counts.

Phillip Goldstein and his “Bulldog” hedge fund are trying to take control of your company. IF GOLDSTEIN WINS, YOU LOSE:

•        Preferred shareholders may get their money back, but they will lose the right to continue investing in the weekly rollovers.

•        Goldstein’s promise to pay common shareholders a slight premium to the current market price is conditioned on terms he knows can’t be satisfied.  Moreover, even if Goldstein were to keep his promise, common shareholders will lose the right to continue receiving the high levels of monthly dividends which our Company now pays.

It does not make sense to let Goldstein and his hedge fund colleagues destroy your company so he can make a quick profit and then move to his next target.  Please vote your BLUE proxy today.

Sincerely,

/s/ Thomas M. O’Brien
Thomas M. O’Brien
President